EXHIBIT 3.2

FILED # C 29719-98

(#325)

1 of

ORIGINAL

DEC 3 1 2002

IN THE OFFICE OF

DEAN HELLER, SECRETARY OF STATE

ARTICLES OF MERGER

THESE ARTICLES OF MERGER (the "Articles") are entered into by and between IP GATE, INC., a Nevada corporation (herein the "Surviving Corporation"), and ACTION STOCKS, INC., a Nevada corporation (herein the "Merging Corporation). The Surviving Corporation and the Merging Corporation are sometimes cumulatively referred to herein as the "Constituent Corporations".

1. The Merging Corporation shall be merged into the Surviving Corporation (the "Merger").

2. The Constituent Corporations have executed an Agreement and Plan of Merger (the "Agreement") as well as these Articles.

3. The Agreement and the Articles have both been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Chapter 92A, Nevada Revised Statutes, with regard to the Surviving Corporation and the Merging Corporation, respectively.

4. The Agreement has been adopted by the Board of Directors of each of the Surviving Corporation and the Merging Corporation.

5. The Agreement was submitted to the shareholders of the Merging Corporation by its Board of Directors pursuant to the provisions of Chapter 92A, Nevada Revised Statutes, and was duly approved by said shareholders.

6. The Agreement was submitted to the stockholders of the Surviving Corporation pursuant to the provisions of the laws of the State of Nevada, and was duly approved by said stockholders.

7. The Articles of Incorporation of the Surviving Corporation shall be its Articles of Incorporation.

8. An executed copy of the Agreement is on file at the office of the Surviving Corporation, now located at 900 Highland Drive, in the City of Solana Beach, County of San Diego, State of California, 92075.

9. An executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

10. Each outstanding share of the Merging Corporation shall be converted to fourteen

and one quarter (**14.25**) shares of Common Stock of the Surviving Corporation.

11. The outstanding shares of the Surviving Corporation shall remain outstanding and are not affected by the Merger.

12. The Merging Corporation shall from time to time, as and when requested by the Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this Merger.

13. The effective date of the Merger is the filing date of this Articles.

14. The specified address of Surviving Corporation where copies of process may be sent by the Secretary of State of Nevada, served pursuant to the provisions of Section 78.461, Nevada Revised Statutes, in a proceeding to enforce any obligation or the rights of dissenting shareholders of Merging Corporation, unless Surviving Corporation has designated in writing to the Secretary of the State of Nevada a different address for that purpose is, 900 Highland Drive, Solana Beach, California 92075.

IN WITNESS WHEREOF, the parties have executed these Articles of Merger.

SURVIVING CORPORATION:

IP GATE, INC.,
a Nevada corporation

BY: Ed Larson

NAME: Ed Larson
TITLE: President
DATED: 9-13-02

BY: ____________

NAME: ____________
TITLE: ____________
DATED: ____________

MERGING CORPORATION:

ACTION STOCKS, INC.,
a Nevada corporation

BY: Brent Fouch

NAME: Brent Fouch
TITLE: President
DATED: 9/13/02

BY: ____________

NAME: ____________
TITLE: ____________
DATED: ____________